SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

Current Report

pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) November 16, 2011

TRAILER BRIDGE, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-22837	13-3617986
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

10405 New Berlin Road East Jacksonville, Florida		32226
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number including area code: (904) 751-7100

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230 .425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01	Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On November 16, 2011, Trailer Bridge, Inc. (the “Company”) received notice from the Nasdaq Listing Qualifications Staff (the “Staff”) stating that the Staff has determined that the Company’s securities will be delisted from the Nasdaq Stock Market (“Nasdaq”). The Staff reached its decision under Nasdaq Listing Rules 5101, 5110(b), and IM-5101-1 following the Company’s announcement that the Company filed a voluntary petition in the United States Bankruptcy Court for the Middle District of Florida on November 16, 2011.

As previously disclosed, on August 18, 2011, the Company received a letter from Nasdaq stating that the Company’s market value of publicly held shares was below the minimum $15,000,000 requirement for continued listing. As further disclosed, on October 6, 2011, the Company received a letter from Nasdaq indicating that for 30 consecutive business days, the bid price of the Company’s common stock had closed below the minimum $1.00 per share requirement for continued inclusion on Nasdaq. Given these continued listing requirements, the early status of the Bankruptcy Case and the demands the Bankruptcy Case has posed on the Company’s resources, the Company does not plan to appeal the Staff’s determination to delist the Company’s common stock.

Accordingly, trading of the Company’s common stock will be suspended at the opening of business on November 28, 2011, and a Form 25-NSE will be filed with the Securities and Exchange Commission, which will remove the Company’s securities from listing and registration on Nasdaq. After the Company’s common stock is delisted by Nasdaq, it may trade on the OTC Bulletin Board (“OTC BB”) or the Pink OTC Markets, Inc. (the “Pink Sheets”), but only if a market maker applies to quote the Company’s common stock. There is no assurance that any market maker will decide to quote the Company’s common stock immediately following delisting by Nasdaq, or at all, and thus there is no assurance that the Company’s common stock will be eligible to trade on the OTC BB or the Pink Sheets.

A copy of the press release is attached as Exhibit 99.1

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit 99.1 - Press Release dated November 17, 2011.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TRAILER BRIDGE, INC.

Date: November 17, 2011	By:	/s/ William G. Gotimer, Jr.
William G. Gotimer, Jr.
Co-Chief Executive Officer and General Counsel

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